Exhibit 99.1

CRYOPORT ENTERS INTO AGREEMENT WITH DHL FOR SHIPPING DISCOUNTS

LAKE FOREST, CA – September 8, 2010 — CryoPort, Inc. (OTCBB: CYRX) today announced that it has entered into an agreement with DHL, one of the world’s leading logistics companies, that will give DHL’s life science customers direct access to CryoPort’s web-based order entry and tracking portal to order the CryoPort Express® Shipper and receive preferred DHL shipping rates. The agreement covers CryoPort shipping discounts that may be used to support CryoPort customers using the CryoPort Express shipping solution. In connection with the agreement, CryoPort will integrate their proprietary web portal to DHL’s tracking and billing systems. Once this integration is completed, DHL life science customers will have a seamless way of shipping their critical biological material worldwide. The IT integration with DHL is expected to be completed in October.

The reusable CryoPort Express Shipping Solution is designed to meet the needs of clinical labs, diagnostic companies, research organizations, and the biotech and pharmaceutical industries by allowing tissue samples, blood and other biological material to remain frozen at -150C for 10+ days, in contrast to the current industry practice of dry-ice packaging, which often requires re-icing during transit.

“We are delighted to be working with DHL, and proud they have chosen to integrate with CryoPort to make our product and services available to their customers,” said Larry Stambaugh, CryoPort’s President and Chief Executive Officer. “The CryoPort Express solution meets the standard of innovative logistics management and premier service for which DHL is known.”

About CryoPort, Inc.

CryoPort (www.cryoport.com) has developed a leading edge, proprietary, technology-driven packaging and transport and packaging system focused on providing a solution for the frozen shipping market in the growing global life science industry. The products developed by CryoPort are essential components of the infrastructure required for the testing, research and end user delivery of temperature-sensitive medicines and biomaterials in an increasingly complex global logistical environment.

Contact:
Lippert/Heilshorn & Associates
Don Markley
310-691-7100
dmarkley@lhai.com